EXHIBIT 99.1
SemGroup Reports Financial Results for Third Quarter 2018

Tulsa, Okla. - November 7, 2018 - SemGroup® Corporation (NYSE:SEMG) today reported third quarter 2018 net income of $8.4 million, compared to net loss of $2.7 million in second quarter 2018 and net loss of $19.1 million in third quarter 2017. The improvement in quarter over quarter earnings is primarily due to an unrealized gain on commodity derivatives compared to an unrealized loss in the prior quarter.

Adjusted EBITDA (adjusted earnings before interest, taxes, depreciation and amortization) was $96.4 million in third quarter 2018, compared to $99 million in second quarter 2018, and $90.7 million in third quarter 2017. Compared to prior quarter, current quarter Adjusted EBITDA reflects increases from new storage tanks at HFOTCO and higher rates and volumes at SemGas. These increases were offset by lower margins at the Crude Supply & Logistics segment due to inventory cost timing. Adjusted EBITDA is a non-GAAP measure and is reconciled to net income below.

"I am pleased with the improved earnings in three of our segments this quarter, including contributions from the new crude storage tanks at HFOTCO," said SemGroup President and Chief Executive Officer Carlin Conner. "Although the quarter reflects startup costs associated with the HFOTCO tanks and losses related to inventory cost timing in Crude Supply & Logistics, we are seeing high demand for our assets. In Canada, we contracted to build the Pipestone Pipeline to bring Pipestone area gas volumes south to our new Wapiti Plant, and on the Gulf Coast we committed to construct Moore Road Pipeline to interconnect numerous pipeline systems, including ones bringing volumes down from Canada, to our HFOTCO terminal. In addition, we have been very effective in executing our plans to strengthen our balance sheet and fund capital expenditures by raising over $1 billion in less than one year, including the recently closed sale of an interest in Maurepas Pipeline."

Recent Developments
In October, SemGroup committed to two strategic projects that will drive incremental value to our existing asset base in the Gulf Coast and Canada. On the Gulf Coast, SemGroup will construct Moore Road Pipeline, a 36-inch, 6.4 mile pipeline with capacity of 400,000 barrels per day. The pipeline will interconnect the HFOTCO terminal with critical inbound and outbound systems while providing broader access to the local Houston distribution system. Additionally, this project will facilitate incremental crude export activity. The project is estimated to cost approximately $65 million and is expected to come online in late 2019. In Canada, SemCAMS began construction on the Pipestone Pipeline system, a 40 kilometer pipeline system that will deliver Montney gas to the SemCAMS Wapiti Gas Plant for processing. The Pipestone Pipeline is backed by a 15 year take-or-pay agreement. The project is estimated to cost approximately $40 million and is expected to come online in the second half of 2019. In addition, the Pipestone Pipeline system will enable operational flexibility connecting the Wapiti Gas Plant to a proposed new SemCAMS sour gas plant, which the Alberta Energy Regulator recently approved. The two projects are the latest additions to the well-established and growing sour gas transportation and processing network SemCAMS provides producers in the active Montney and Duvernay regions.
On October 31, SemGroup announced that its Board of Directors had declared a quarterly cash dividend to common shareholders. A dividend in the amount of $0.4725 per share, or $1.89 per share annualized, will be paid on November 26, 2018 to all common shareholders of record on November 16, 2018. The Board of Directors also declared a dividend to holders of its 7% Series A Cumulative Perpetual Convertible Preferred Stock. The company elected, pursuant to the terms of the convertible preferred shares, to have the aggregate amount of $6.3 million that would have been payable in cash as a dividend added to the liquidation preference of such shares as a payment in kind. The payment date for the payment in kind on the shares of convertible preferred stock is November 26, 2018 and the record date is November 16, 2018.

On October 22, SemGroup announced that it had closed on the sale of a 49 percent interest in Maurepas Pipeline to investment funds managed by Alinda Capital Partners for $350 million, a significant step forward in strengthening SemGroup's balance sheet. Under the terms of the transaction, SemGroup has an option to acquire Alinda’s interest prior to the fifth anniversary of closing, after a 24-month non-call period. SemGroup remains the majority owner and operator of the pipeline system, which consists of three separate transportation pipes serving refineries in the Gulf Coast region of Louisiana.

Segment Profit Results
SemGroup management believes segment profit is a valuable measure of the operating and financial performance of the company's operating segments. Segment profit is defined as revenue, less cost of products sold (exclusive of depreciation and amortization) and operating expenses, plus equity earnings and is adjusted to remove unrealized gains and losses on commodity derivatives and to reflect equity earnings on an EBITDA basis. Reconciliations can be found in the tables of this release.

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
Segment Profit:	2018	2017	2018	2018	2017
Crude Transportation	$38,135	$34,585	$37,865	$110,310	$91,864
Crude Facilities	8,209	8,806	9,683	27,233	27,851
Crude Supply and Logistics	(7,005)	(1,693)	(1,959)	(15,547)	(6,294)
HFOTCO	36,161	28,504	34,804	101,953	28,504
SemGas	19,754	15,555	15,437	49,468	53,266
SemCAMS	20,543	16,704	21,448	64,104	52,606
Corporate/Other	(913)	8,421	(172)	9,878	25,084
Total Segment Profit	$114,884	$110,882	$117,106	$347,399	$272,881

Performance by Segment - Third Quarter vs. Second Quarter 2018

•	Crude Transportation was up slightly primarily due to lower operating expenses, partially offset by a decrease in White Cliffs Pipeline volumes due to rail demand.

•	Crude Facilities decreased due to the timing of take-or-pay recognition and lower terminal utilization.

•	Crude Supply and Logistics was adversely impacted by inventory cost timing.

•	HFOTCO's improvement was driven by contributions from new assets, somewhat offset by non-recurring items.

•	SemGas increased due to higher commodity prices and increased volumes.

•	SemCAMS results were down slightly due to lower operating expense recoveries.

Select Operating Statistics	3Q 2018	2Q 2018	1Q 2018	3Q 2017
Crude Transportation
Transportation Volumes (mbbl/d)	182	188	182	190
White Cliffs Pipeline Volumes (mbbl/d)	112	135	107	105
Crude Facilities
Cushing Terminal Utilization %	94%	97%	98%	94%
HFOTCO
Average Terminal Utilization %	96%	97%	97%	98%
SemGas(1)
Total Average Processing Volumes (mmcf/d)	395	367	305	265
SemCAMS(2)
Total Average Throughput Volumes (mmcf/d)	434	382	441	414

(1) SemGas volumes include total processed volumes - Oklahoma and Texas plants
(2) SemCAMS volumes include total processed volumes - K3, KA and West Fox Creek facilities

Guidance Outlook
Based on our year-to-date results and expectations for the remainder of 2018, SemGroup is narrowing its Adjusted EBITDA guidance range to between $385 million and $400 million, and increasing its Capex guidance to $360 million to reflect partial spending on the new Pipestone Pipeline project in Canada.

Earnings Conference Call
SemGroup will host a conference call for investors at 11 a.m. Eastern, November 8, 2018. The call can be accessed live over the telephone by dialing 855-239-1101, or for international callers, 412-542-4117. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto SemGroup's Investor Relations website at www.semgroupcorp.com. A replay of the webcast will be available following the call. The third quarter 2018 slide deck will be posted under presentations.

About SemGroup
SemGroup® Corporation (NYSE:SEMG) moves energy across North America through a network of pipelines, processing plants, refinery-connected storage facilities and deep-water marine terminals with import and export capabilities. SemGroup serves as a versatile connection between upstream oil and gas producers and downstream refiners and end users. Key areas of operation and growth include western Canada, the Mid-Continent and the Gulf Coast. SemGroup is committed to safe, environmentally sound operations. Headquartered in Tulsa, Okla., the company has additional offices in Calgary, Alberta; Platteville, Colo.; and Houston, Texas.

SemGroup uses its Investor Relations website and social media outlets as channels of distribution of material company information. Such information is routinely posted and accessible on our Investor Relations website at www.semgroupcorp.com, our Twitter account and LinkedIn account.

Non-GAAP Financial Measures
SemGroup’s non-GAAP measures, Adjusted EBITDA, Cash Available for Dividends ("CAFD") and Total Segment Profit, are not GAAP measures and are not intended to be used in lieu of GAAP presentation of their most closely associated GAAP measures, net income (loss) for Adjusted EBITDA and CAFD and operating income for Total Segment Profit.

Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, adjusted for selected items that SemGroup believes impact the comparability of financial results between reporting periods. In addition to non-cash items, we have selected items for adjustment to EBITDA which management feels decrease the comparability of our results among periods. These items are identified as those which are generally outside of the results of day to day operations of the business. These items are not considered non- recurring, infrequent or unusual, but do erode comparability among periods in which they occur with periods in which they do not occur or occur to a greater or lesser degree. Historically, we have selected items such as gains on the sale of NGL Energy Partners LP common units, costs related to our predecessor’s bankruptcy, significant business development related costs, significant legal settlements, severance and other similar costs. Management believes these types of items can make comparability of the results of day to day operations among periods difficult and have chosen to remove these items from our Adjusted EBITDA. We expect to adjust for similar types of items in the future. Although we present selected items that we consider in evaluating our performance, you should be aware that the items presented do not represent all items that affect comparability between the periods presented. Variations in our operating results are also caused by changes in volumes, prices, mechanical interruptions and numerous other factors. We do not adjust for these types of variances.
CAFD is based on Adjusted EBITDA, as defined above, and reduced for cash income taxes, cash interest expense, preferred stock cash dividends and maintenance capital expenditures, as adjusted for selected items which management feels decrease the comparability of results among periods. CAFD is a performance measure utilized by management to analyze our performance after the payment of cash taxes, servicing debt obligations and making sustaining capital expenditures.
Total Segment Profit represents revenue, less cost of products sold (exclusive of depreciation and amortization) and operating expenses, plus equity earnings and is adjusted to remove unrealized gains and losses on commodity derivatives and to reflect equity earnings on an EBITDA basis. Reflecting equity earnings on an EBITDA basis is achieved by adjusting equity earnings to exclude our percentage of interest, taxes, depreciation and amortization from equity earnings for operated equity method investees. For our investment in NGL Energy, we exclude equity earnings and include cash distributions received. Segment profit is the measure by which management assess the performance of our reportable segments.

These measures may be used periodically by management when discussing our financial results with investors and analysts and are presented as management believes they provide additional information and metrics relative to the performance of our businesses. These non-GAAP financial measures have important limitations as analytical tools because they excludes some, but not all, items that affect the most directly comparable GAAP financial measures. You should not consider non-GAAP measures in isolation or as substitutes for analysis of our results as reported under GAAP. Management compensates for the limitations of our non-GAAP measures as analytical tools by reviewing the comparable GAAP measures, understanding the differences between the non-GAAP measure and the most comparable GAAP measure and incorporating this knowledge into its decision-making processes. We believe that investors benefit from having access to the same financial measures that our management uses in evaluating our operating results. Because all companies do not use identical calculations, our presentations of non-GAAP measures may be different from similarly titled measures of other companies, thereby diminishing their utility.

Forward-Looking Statements
Certain matters contained in this Press Release include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.

All statements, other than statements of historical fact, included in this Press Release including the prospects of our industry, our anticipated financial performance, our anticipated annual dividend growth rate, management's plans and objectives for future operations, planned capital expenditures, business prospects, outcome of regulatory proceedings, market conditions and other matters, may constitute forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, our ability to generate sufficient cash flow from operations to enable us to pay our debt obligations and our current and expected dividends or to fund our other liquidity needs; any sustained reduction in demand for, or supply of, the petroleum products we gather, transport, process, market and store; the effect of our debt level on our future financial and operating flexibility, including our ability to obtain additional capital on terms that are favorable to us; our ability to access the debt and equity markets, which will depend on general market conditions and the credit ratings for our debt obligations and equity; the failure to realize the anticipated benefits of our acquisition of 100 percent of the equity interests in Buffalo Parent Gulf Coast Terminals LLC, the parent company of Buffalo Gulf Coast Terminals LLC and HFOTCO LLC, doing business as Houston Fuel Oil Terminal Company (“HFOTCO”); the loss of, or a material nonpayment or nonperformance by, any of our key customers; the amount of cash distributions, capital requirements and performance of our investments and joint ventures; the consequences of any divestitures of non-strategic operating assets or divestitures of interests in some of our operating assets through partnerships and/or joint ventures; the amount of collateral required to be posted from time to time in our commodity purchase, sale or derivative transactions; the impact of operational and developmental hazards and unforeseen interruptions; our ability to obtain new sources of supply of petroleum products; competition from other midstream energy companies; our ability to comply with the covenants contained in our credit agreements, continuing covenant agreement, and the indentures governing our notes, including requirements under our credit agreements and continuing covenant agreement to maintain certain financial ratios; our ability to renew or replace expiring storage, transportation and related contracts; the overall forward markets for crude oil, natural gas and natural gas liquids; the possibility that the construction or acquisition of new assets may not result in the corresponding anticipated revenue increases; any future impairment of goodwill resulting from the loss of customers or business; changes in currency exchange rates; weather and other natural phenomena, including climate conditions; a cyber attack involving our information systems and related infrastructure, or that of our business associates; the risks and uncertainties of doing business outside of the U.S., including political and economic instability and changes in local governmental laws, regulations and policies; costs of, or changes in, laws and regulations and our failure to comply with new or existing laws or regulations, particularly with regard to taxes, safety and protection of the environment; the possibility that our hedging activities may result in losses or may have a negative impact on our financial results; general economic, market and business conditions; as well as other risk factors discussed from time to time in each of our documents and reports filed with the SEC.

Readers are cautioned not to place undue reliance on any forward-looking statements contained in this press release, which reflect management’s opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements.
Contacts:
Investor Relations:
Alisa Perkins
918-524-8081

investor.relations@semgroupcorp.com

Media:
Tom Droege
918-524-8560
tdroege@semgroupcorp.com

Condensed Consolidated Balance Sheets
(in thousands, unaudited)

	September 30, 2018	December 31, 2017
ASSETS
Current assets	$801,099	$902,899
Property, plant and equipment, net	3,450,756	3,315,131
Goodwill and other intangible assets	630,741	655,945
Equity method investments	277,021	285,281
Other noncurrent assets, net	138,158	132,600
Noncurrent assets held for sale	—	84,961
Total assets	$5,297,775	$5,376,817
LIABILITIES, PREFERRED STOCK AND OWNERS' EQUITY
Current liabilities:
Current portion of long-term debt	$6,000	$5,525
Other current liabilities	675,875	761,036
Total current liabilities	681,875	766,561
Long-term debt, excluding current portion	2,619,486	2,853,095
Other noncurrent liabilities	87,106	85,080
Noncurrent liabilities held for sale	—	13,716
Total liabilities	3,388,467	3,718,452
Preferred stock	353,323	—
Total owners' equity	1,555,985	1,658,365
Total liabilities, preferred stock and owners' equity	$5,297,775	$5,376,817

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts, unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2018	2017	2018	2018	2017
Revenues	$633,996	$545,922	$595,794	$1,891,399	$1,475,111
Expenses:
Costs of products sold, exclusive of depreciation and amortization shown below	468,871	398,252	412,089	1,377,092	1,087,357
Operating	64,835	62,666	90,245	224,871	188,095
General and administrative	21,904	38,389	22,886	71,267	86,920
Depreciation and amortization	53,598	50,135	51,755	155,889	100,336
Loss (gain) on disposal or impairment, net	(383)	41,625	1,824	(2,125)	43,801
Total expenses	608,825	591,067	578,799	1,826,994	1,506,509
Earnings from equity method investments	14,528	17,367	14,351	41,493	52,211
Operating income (loss)	39,699	(27,778)	31,346	105,898	20,813
Other expenses, net	33,935	28,574	37,685	116,425	74,111
Income (loss) before income taxes	5,764	(56,352)	(6,339)	(10,527)	(53,298)
Income tax expense (benefit)	(2,697)	(37,249)	(3,613)	16,773	(33,529)
Net income (loss)	8,461	(19,103)	(2,726)	(27,300)	(19,769)
Less: cumulative preferred stock dividends	6,317	—	6,211	17,360	—
Net income (loss) attributable to common shareholders	$2,144	$(19,103)	$(8,937)	$(44,660)	$(19,769)
Net income (loss)	$8,461	$(19,103)	$(2,726)	$(27,300)	$(19,769)
Other comprehensive income, net of income tax	3,352	9,230	6,180	27,703	24,215
Comprehensive income (loss)	$11,813	$(9,873)	$3,454	$403	$4,446

Net income (loss) per common share:
Basic	$0.03	$(0.25)	$(0.11)	$(0.57)	$(0.29)
Diluted	$0.03	$(0.25)	$(0.11)	$(0.57)	$(0.29)
Weighted average shares (thousands):
Basic	78,353	75,974	78,319	78,290	69,149
Diluted	78,977	75,974	78,319	78,290	69,149

Reconciliation of Net Income to Adjusted EBITDA:
(in thousands, unaudited)

	Three Months Ended			Nine Month Ended
	September 30,		June 30,	September 30,
	2018	2017	2018	2018	2017
Net income (loss)	$8,461	$(19,103)	$(2,726)	$(27,300)	$(19,769)
Add: Interest expense	35,318	32,711	35,904	113,683	60,055
Add: Income tax expense (benefit)	(2,697)	(37,249)	(3,613)	16,773	(33,529)
Add: Depreciation and amortization expense	53,598	50,135	51,755	155,889	100,336
EBITDA	94,680	26,494	81,320	259,045	107,093
Selected Non-Cash Items and Other Items Impacting Comparability	1,771	64,239	17,690	29,787	109,717
Adjusted EBITDA	$96,451	$90,733	$99,010	$288,832	$216,810
Selected Non-Cash Items and
Other Items Impacting Comparability
(in thousands, unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2018	2017	2018	2018	2017
Loss (gain) on disposal or impairment, net	$(383)	$41,625	$1,824	$(2,125)	$43,801
Foreign currency transaction loss (gain)	(983)	(747)	2,314	4,625	(1,758)
Adjustments to reflect equity earnings on an EBITDA basis	4,926	6,678	4,886	14,695	20,079
M&A transaction related costs	290	14,886	648	2,094	20,339
Pension plan curtailment loss	—	(3,097)	—	—	(3,097)
Employee severance and relocation expense	43	104	211	391	974
Unrealized loss (gain) on derivative activities	(4,860)	1,833	4,409	1,775	932
Non-cash equity compensation	2,738	2,957	3,398	8,332	8,517
Loss on early extinguishment of debt	—	—	—	—	19,930
Selected Non-Cash Items and Other Items Impacting Comparability	$1,771	$64,239	$17,690	$29,787	$109,717

Segment Profit and Adjusted EBITDA:
(in thousands, unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
Segment Profit:	2018	2017	2018	2018	2017
Crude Transportation	$38,135	$34,585	$37,865	$110,310	$91,864
Crude Facilities	8,209	8,806	9,683	27,233	27,851
Crude Supply and Logistics	(7,005)	(1,693)	(1,959)	(15,547)	(6,294)
HFOTCO	36,161	28,504	34,804	101,953	28,504
SemGas	19,754	15,555	15,437	49,468	53,266
SemCAMS	20,543	16,704	21,448	64,104	52,606
Other and eliminations	(913)	8,421	(172)	9,878	25,084
Total Segment Profit	114,884	110,882	117,106	347,399	272,881
Less:
General and administrative expense	21,904	38,389	22,886	71,267	86,920
Other income	(400)	(3,390)	(533)	(1,883)	(4,116)
Pension curtailment loss	—	3,097	—	—	3,097
Plus:
M&A related costs	290	14,886	648	2,094	20,339
Employee severance and relocation	43	104	211	391	974
Non-cash equity compensation	2,738	2,957	3,398	8,332	8,517
Consolidated Adjusted EBITDA	$96,451	$90,733	$99,010	$288,832	$216,810

Reconciliation of Operating Income to Total Segment Profit:
(in thousands, unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2018	2017	2018	2018	2017
Operating income (loss)	39,699	$(27,778)	31,346	$105,898	$20,813
Plus
Adjustments to reflect equity earnings on an EBITDA basis	4,926	6,678	4,886	14,695	20,079
Unrealized loss (gain) on derivatives	(4,860)	1,833	4,409	1,775	932
General and administrative expense	21,904	38,389	22,886	71,267	86,920
Depreciation and amortization	53,598	50,135	51,755	155,889	100,336
Loss (gain) on disposal or impairment, net	(383)	41,625	1,824	(2,125)	43,801
Total Segment Profit	$114,884	$110,882	$117,106	$347,399	$272,881

Cash Available for Dividends:
(in thousands, unaudited)

	Three Months Ended						Nine Months Ended
	September 30,				June 30,		September 30,
	2018		2017		2018		2018		2017
Adjusted EBITDA	$96,451		$90,733		$99,010		$288,832		$216,810
Less: Cash interest expense	36,377		29,621		34,870		103,777		65,993
Less: Maintenance capital	8,635		12,693		11,550		27,914		32,815
Less: Cash paid for income taxes	600		196		12,900		15,300		3,072
Selected items impacting comparability:
Add back: Mexico disposal cash taxes	—		—		10,955		10,955		—
Cash available for dividends	$50,839		$48,223		$50,645		$152,796		$114,930

Dividends declared	$37,022		$35,184		$37,022		$111,048		$99,939

Dividend coverage ratio	1.4	x	1.4	x	1.4	x	1.4	x	1.2	x